Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108821

PROSPECTUS SUPPLEMENT NO. 6 DATED MAY 3, 2005

$125,000,000

2.25% Senior Subordinated Convertible Notes Due 2008 and
Common Stock Issuable Upon Conversion Thereof

      The purpose of this supplement is to amend and supplement the prospectus dated December 12, 2003 as supplemented by Prospectus Supplement No. 1 dated May 21, 2004, Prospectus Supplement No. 2 dated August 25, 2004, Prospectus Supplement No. 3 dated August 27, 2004, Prospectus Supplement No. 4 dated October 7, 2004 and Prospectus Supplement No. 5 dated December 14, 2004. The prospectus relates to the offer for resale of up to $125,000,000 aggregate principal amount of Tekelec’s 2.25% Senior Subordinated Convertible Notes due 2008 and such shares of Tekelec common stock as may be issued upon conversion of the notes.

      The prospectus is hereby amended and supplemented to include in the “Selling Securityholders” table the information in the table set forth below regarding (i) two additional selling securityholders that have acquired and may offer under the prospectus notes and/or shares of Tekelec Common Stock issuable upon conversion of the notes and (ii) one selling securityholder that was named in the original prospectus but that has acquired and may offer notes and/or shares in addition to those included in the original prospectus. The table below is based upon information provided to us by or on behalf of each selling securityholder and indicates as of the date of this prospectus supplement:

•	the maximum aggregate principal amount of the notes that the selling securityholder may offer under the prospectus;

•	the maximum number of shares of Tekelec Common Stock beneficially owned by the selling securityholder that may be offered by the selling securityholder under the prospectus; and

•	the number of shares of Tekelec Common Stock that the selling securityholder will beneficially own upon completion of the offering under the prospectus.

The date of this prospectus supplement is May 3, 2005.

SELLING SECURITYHOLDERS

	Principal			Number of			Number of
	Amount of			Shares of	Number of		Shares of
	Notes			Common Stock	Shares of		Common Stock
	Beneficially		Percentage	Beneficially	Common Stock		Beneficially
	Owned That		of Notes	Owned Prior to	That May		Owned After
Name	May Be Sold		Outstanding	the Offering(1)	Be Sold(2)		the Offering
Advent Convertible Master (Cayman) L.P.	$1,720,000	(3)	1.4%(4)	0	87,531	(5)	0
Hfr Arbitrage Fund	616,000		(6)	0	31,348		0
Lyxor	1,341,000		(6)	0	68,244		0

(1)	Does not include shares of common stock issuable upon conversion of the notes.

(2)	Represents shares of common stock issuable upon conversion of the notes and assumes conversion at the initial rate of 50.8906 shares of common stock per $1,000 principal amount of notes. This conversion rate and the number of shares issuable upon conversion are subject to adjustment under certain circumstances.

(3)	These notes are in addition to the notes in the aggregate principal amount of $9,774,000 that were included for the account of this selling securityholder in the original prospectus dated December 12, 2003.

(4)	These notes represent 1.4% of the notes outstanding. These notes, together with the notes in the aggregate principal amount of $9,774,000 owned by this selling securityholder and included in the original prospectus, represent a total of 9.2% of the notes outstanding.

(5)	These shares are in addition to the 497,404 shares issuable upon conversion of the notes included for the account of this selling securityholder in the original prospectus. Please see footnote (4) above.

(6)	Less than 1.0%.